BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

November 18, 2025

BNY Mellon Investment Funds VII, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective December 1, 2025, BNY Mellon Investment Adviser, Inc. ("BNYIA"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Short Term Income Fund (the "Fund"), a series of BNY Mellon Investment Funds VII, Inc. (the "Company"), as follows:

Until December 1, 2026, BNYIA will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of none of the Fund's share classes (excluding shareholder services fees, taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .40%. On or after December 1, 2026, BNYIA. may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Company, on behalf of the Fund, upon the approval of the Board of Directors of the Company and BNYIA to lower the net amounts shown and may only be terminated prior to December 1, 2026 in the event of termination of the Management Agreement between BNYIA and the Company with respect to the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Windels

James Windels

Director

Accepted and Agreed To:

BNY MELLON INVESTMENT FUNDS VII, INC.

By: /s/ Deirdre Cunnane

         Deirdre Cunnane

Assistant Secretary